Exhibit 11-A

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Circular on Form 1-A, of our independent auditor’s report dated July 19, 2022, with respect to the audited balance sheet of Every Assets I, LLC as of June 30, 2022 and the related statements of operations, changes in stockholders’ equity, cash flows and related notes to the financial statements for the period from June 22, 2022 (inception) through June 30, 2022.

Very truly yours,

McNamara and Associates, PLLC.

/s/ McNamara and Associates, PLLC.

Margate, Florida

December 13, 2022